Exhibit 99.4

Tempur Sealy International, Inc.

Offer to Exchange up to $375,000,000 Principal Amount of 6.875% Senior Notes due 2020 for a Like Principal Amount of 6.875% Senior Notes due 2020 which have been registered under the Securities Act of 1933 (the “Exchange Offer”).

Pursuant to the Prospectus, dated                     , 2013

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Tempur Sealy International, Inc., a Delaware corporation (the “Company”), hereby offers to exchange, upon and subject to the terms and conditions set forth in the prospectus dated                     , 2013 (the “Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”), $375,000,000 aggregate principal amount of its outstanding, unregistered 6.875% Senior Notes due 2020 (the “Original Notes”) for an equivalent amount of registered 6.875% Senior Notes due 2020 (the “Exchange Notes”). All references to the Original Notes or Exchange Notes herein include references to the related guarantees. Capitalized terms not defined herein shall have the meaning ascribed to them in the Prospectus.

The Exchange Offer is intended to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of December 19, 2012, relating to the Original Notes, by and among the Company, certain subsidiaries of the Company, as guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers of the Original Notes. As set forth in the Prospectus, the terms of the Exchange Notes are identical to the terms of the Original Notes, except that the Exchange Notes are registered under the Securities Act and the transfer restrictions and registration rights and related additional interest provisions applicable to the Original Notes do not apply to the Exchange Notes.

Please contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, the following documents are enclosed:

1.	Prospectus dated , 2013;

2.	The Letter of Transmittal for your use and for the information of your clients;

3.	A form of Notice of Guaranteed Delivery;

4.	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included with the Letter of Transmittal); and

5.	A form of letter which may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2013, subject to the Company’s right to extend the expiration date for the Exchange Offer (such date and time, the “Expiration Date”). Any Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

The Company has not retained any dealer manager in connection with the Exchange Offer and will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of

Transmittal or an Agent’s Message (as defined in the Letter of Transmittal) stating that the tendering holder has expressly acknowledged receipt of, and agrees to be bound by and held accountable under, the Letter of Transmittal, must be sent to the Exchange Agent and certificates representing the Original Notes (or confirmation of book-entry transfer of such Original Notes into the Exchange Agent’s account at The Depository Trust Company) must be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If holders of the Original Notes wish to tender, but it is impracticable for them to forward their Original Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and in the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer or requests for additional copies of the enclosed materials should be directed to the Exchange Agent at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

Tempur Sealy International, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.